EXHIBIT 99.1


Contact:
Richard N. Small
Senior Vice President, Chief Financial Officer
617-933-2130

Investor Relations
Ritu Baral
The Trout Group
212-477-9007 ext.15

  POINT THERAPEUTICS TO HOLD ANNUAL SHAREHOLDER'S MEETING ON SEPTEMBER 18, 2003

BOSTON, MA. - September 4, 2003 - Point Therapeutics, Inc. announced today that its Annual Shareholders' Meeting will be held at 10:00 am EDT, on September 18, 2003. All shareholders are invited to attend this meeting which will be held at the offices of Ropes & Gray LLP, One International Place, 36th Floor, Boston, MA 02110.

Don Kiepert, CEO of Point Therapeutics, will present the progress made by the Company over the last year and outline the plans for future growth.

The meeting will be webcast through the Point Therapeutics Web site at www.pther.com.

ABOUT POINT THERAPEUTICS, INC.

Point is a Boston-based biopharmaceutical company developing small molecule drugs for the treatment of a variety of cancerous tumors and certain hematopoietic disorders. Point's lead product candidate, PT-100, has the potential to inhibit the growth of certain cancerous tumors. Point has initiated a Phase 1/2 human clinical study to test the safety and efficacy of PT-100 in combination with Rituxan(R) in patients with hematologic malignancies, such as NHL and CLL. Point is also developing PT-100 as a potential therapy for the treatment of hematopoietic disorders caused by chemotherapy treatments. Point is currently evaluating PT-100 in a human clinical study in which cancer patients undergoing chemotherapy are treated with PT-100 for neutropenia.

Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements on the prospects for our drug development activities and results of operations based on our current expectations, such as statements regarding certain milestones with respect to our clinical program and our product candidates. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believe," "expect," "may," "will," "should," "seeks," "plans," "schedule to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including, but not limited to, the ability of the Company to (i) successfully develop products, (ii) obtain the necessary governmental approvals, (iii) effectively commercialize any products developed before its competitors and (iv) obtain and enforce intellectual property rights, as well as the risk factors described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and from time to time in the Company's other reports filed with the Securities and Exchange Commission.